EXHIBIT B
                            Stock Purchase Agreement


          For and in consideration of the cancellation of a Promissory Note dated December 29, 1993, in the amount of Twelve Million Fifty-Eight Thousand

Seven Hundred Seventy-Seven Dollars ($12,058,777) from CHASE INSURANCE HOLDINGS

CORPORATION ("Seller") c/o Chase Enterprises, One Commercial Plaza, Hartford,

Connecticut 06103, to RANGER INSURANCE COMPANY ("Buyer"), 10777 Westheimer

Road, Houston, Texas 77042, Seller hereby agrees to sell, assign, transfer, and set over to Buyer, its successors and assigns:  (1) Four Hundred Fifty-Two

Thousand Eight Hundred Seventy-Two (452,872) Shares of the Capital Stock of The

Advest Group, Inc., represented by Certificate Nos.    ; and (2) Four Hundred

Two Thousand Six Hundred (402,600) Shares of the Capitol Stock of Bank of

Boston Corporation, represented by Certificate Nos.             .



          Seller warrants that such stock now stands in its name on the books of the corporation, that it is the beneficial owner of said stock with good,

valid and transferable title thereto, free of any security interest, lien,

charge, pledge, encumbrance, mortgage, advice, claim or title retention agreement of any nature or kind and that all assessments to date are paid upon said shares.  Except as set forth in the prior sentence, this assignment is made without recourse to and without covenant or warranty by Seller.  Buyer agrees to purchase said shares for the consideration set forth above.



          This Agreement shall be construed in accordance with the laws of the

State of Connecticut without regard to the principles of conflicts of laws thereto.

          IN WITNESS WHEREOF, the parties have executed this Stock Purchase

Agreement at Hartford, Connecticut, on December 29, 1993.


                              CHASE INSURANCE HOLDINGS CORPORATION



                              By:  /s/ Arnold L. Chase
                              Arnold L. Chase, Executive Vice President


                              RANGER INSURANCE COMPANY



                              /s/ Thomas D. Nimmo
                              CFO

[NOTARIZATION]

                                   EXHIBIT C
                                    SPECIMEN

                      CHASE INSURANCE HOLDINGS CORPORATION
                      NON-INTEREST BEARING PROMISSORY NOTE

$12,058,777                                                   December 29, 1993
                                                          Hartford, Connecticut

          FOR VALUE RECEIVED, CHASE INSURANCE HOLDINGS CORPORATION ("Maker"), a Delaware corporation having its principal office in Hartford, Connecticut, hereby promises to pay to the order of RANGER INSURANCE COMPANY ("Holder"), a Delaware corporation, or its successors and assigns, the principal sum of TWELVE MILLION FIFTY-EIGHT THOUSAND SEVEN HUNDRED SEVENTY-SEVEN DOLLARS (12,058,777), without interest, on the earlier of (a) the Closing Date as defined in that certain Share Purchase Agreement dated December 23, 1993, among Maker, American Ranger, Inc. and Fairfax Financial Holdings Limited, and (b) January 31, 1994.

          All payments hereunder shall be payable in immediately available funds in lawful money of the United States of America by wire transfer to Holder's (or its nominee's) account at any bank or trust company in the United States of America, as designated in writing by Holder to Maker.

          No amendment or waiver of any provision of this Note, nor consent to any departure by Maker herefrom, shall in any event be effective unless the same shall be in writing and signed by Maker and Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT. In relation to any legal action or proceeding arising out of or in connection with this Note, Maker irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the District of Connecticut, or in the event such jurisdiction is unavailable, of the State Courts of Connecticut for the Hartford-New Britain Judicial District, and other courts of Connecticut and the United States with jurisdiction to hear appeals from such courts, and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

          This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          IN WITNESS WHEREOF, Maker has duly executed this Note, as of the date first above written.

                                   CHASE INSURANCE HOLDINGS
                                   CORPORATION


                                   By /s/ Arnold L. Chase
                                     Name:   Arnold L. Chase
                                     Title:  Executive Vice President

                                   EXHIBIT D

                  COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT

          COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT, dated as of December 30, 1993 between Chase Insurance Holdings Corporation, c/o Chase Enterprises, One Commercial Plaza, Hartford, Connecticut 06103 ("Debtor"), a Delaware corporation, and Ranger Insurance Company, 10777 Westheimer Road, Houston, Texas 77042 ("Secured Party"), a Delaware corporation.

          WHEREAS, Secured Party shall transfer certain assets, the Transferred Investments (as defined in the Share Purchase Agreement described below) to Debtor in accordance with the terms and conditions of that certain Share Purchase Agreement dated December 23, 1993, among Debtor, American Ranger, Inc. and Fairfax Financial Holdings Limited ("Fairfax"), which transfers all the outstanding shares of Secured Party from Debtor to Fairfax;

          WHEREAS, in consideration for the transfer of the Transferred Investments, Debtor will execute and deliver two non-interest bearing promissory notes in the principal amounts of $72,443,515 (the "First Note") and $12,058,777 (the "Second Note", collectively with the First Note, the "Notes");

          WHEREAS, a condition of the transfer is a grant by Debtor to Secured Party of a security interest in the Transferred Investments;

          NOW THEREFORE, Debtor and Secured Party agree as follows:

          To secure payment and performance pursuant to the First Note, Debtor hereby collaterally assigns and transfers and grants, without recourse, to Secured Party a security interest in the property set forth in Part A of the Schedule attached hereto; and

          To secure payment and performance pursuant to the Second Note, Debtor hereby collaterally assigns and transfers and grants, without recourse, to Secured Party a security interest in the property set forth in Part B of the Schedule attached hereto.

          Default in payment or performance of the foregoing obligations shall constitute a default hereunder and Secured Party may immediately declare the foregoing obligations due and payable and shall have all the remedies of a secured party under the Uniform Commercial Code of the State of Connecticut.

          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT.

Secured Party:                               Debtor:

RANGER INSURANCE COMPANY                     CHASE INSURANCE HOLDINGS
                                             CORPORATION


By: /s/ Thomas D. Nimmo    12/29/93          By: /s/ Arnold L. Chase
   Name:                                        Name:  Arnold L. Chase
   Title:  CFO                                  Title: Executive Vice President

                                                       [Notarization]

                                    SCHEDULE

                            TRANSFERRED INVESTMENTS


          Part A                                                 Purchase Price

          HLO Mortgage (excluding dividend portion)    (1)          $ 3,000,000

          Rainbow Springs Mortgage                     (1)           20,382,000

          SAFE                                         (3)            4,127,000

          World Cable                                  (4)            8,500,000

          New Haven                                    (2)            8,163,881

          AESOP                                        (2)            2,281,574

          Pratt Street                                 (1)            5,032,892

          Accel Notes                                  (3)            5,822,000

          Accel Stock (1,823,454 shares)               (3)            6,610,021

          Acmat Stock (263,500 Class A shares)         (3)            2,503,250

          Part B

          Bank of Boston Shares (402,600)              (3)            9,058,500

          The Advest Group Shares (452,872 shares)     (3)            3,000,277


References

          (1)  Mortgage Loans on Real Estate
          (2)  Investments in Partnerships
          (3)  Common Stocks
          (4)  Preferred Stock
          (5)  Note Receivable